EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-48692 and 333-26117 on Form S-8 of our report dated March 29, 2007, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standard No. 123(R), Share Based Payment, using the modified prospective method) of the Company appearing in this Annual Report on Form 10-K of The Inventure Group, Inc. for the year ended December 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 29, 2007